UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/15/2006

NYMEX Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-30332

DE	13-4098266
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One North End Avenue, World Financial Center, New York , NY 10282-1101
(Address of principal executive offices, including zip code)

(212) 299-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 10, 2006, NYMEX Holdings, Inc. (the "Company") and General Atlantic Partners 82, L.P., GapStar, LLC, GAP Coinvestments III, LLC, Gap Coinvestments IV, LLC and GAPCO GmbH & Co. KG (collectively, "General Atlantic") entered into an amendment (the "Amendment") to the Stock Purchase Agreement dated November 14, 2005 (as amended "the Purchase Agreement") which provides for the issuance and sale of 8,160,000 shares of the Company's newly-created Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"). The gross proceeds from the issuance and sale will be distributed to the Company's existing stockholders in the form of an extraordinary cash distribution. General Atlantic will not participate in the distribution. The issuance and sale of the shares of Series A Preferred Stock and the other actions contemplated by the Purchase Agreement are referred to herein as the "Transaction." The Amendment:

-        increased the aggregate purchase price from $135 million to $160 million;

-        provides for an additional payment of $10 million payable, on the closing date of the initial public offering, if the special meeting of stockholders to approve the Transaction is held on or prior to March 15, 2006, an initial public offering that values the Company's equity at $2 billion or greater occurs in 2006, and the next annual meeting of stockholders to elect the fifteen (15) member board occurs on or prior to May 1, 2006;

-        refined the post-Transaction authorized capital of the Company;

-        eliminated General Atlantic's right to share in pre-closing dividends up to the $33,600,000 which had already been declared;

-        provides that Mr. William E. Ford will join the board and fill the currently existing one (1) vacancy at the closing of the Transaction (the "Closing"), and that the number of directors of the Company shall be reduced from twenty-five (25) to fifteen (15) directors at the next annual meeting to be held no later than May 1, 2006; and

-        increased the amount of General Atlantic's reasonable fees, disbursements and other charges of counsel reasonably incurred in connection with the Transaction up to an aggregate amount of $500,000, from $250,000. The Company otherwise has no "break-up fee," expense reimbursement or other financial obligation in the event the Transaction does not occur.

The Closing is expected to occur shortly after the March 13, 2006 special meeting of stockholders. The conditions to the Closing include: (i) the approval of the Company's stockholders, (ii) the approval of the Commodity Futures Trading Commission, (iii) the execution and delivery of an investor rights agreement and a registration rights agreement to be entered into by the Company and General Atlantic, (iv) the adoption of certain modifications to the existing certificates of incorporation and bylaws of the Company and New York Mercantile Exchange, Inc., a wholly-owned subsidiary of the Company, including modifications providing for the "de-stapling" of the Company's common stock and the Exchange's membership rights that represent trading privileges on the Exchange, and (v) other customary closing conditions.

The foregoing is a summary of the terms of the Amendment and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 3.02.    Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

The shares of Series A Preferred Stock to be issued and sold pursuant to the Purchase Agreement will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). The shares will be issued to accredited investors in reliance on exemptions from registration under Section 4(2) of the Securities Act and rule 506 of Regulation D promulgated thereunder, and in reliance on General Atlantic's representations in the Purchase Agreement that, among other things, each of the General Atlantic purchasers is an "accredited investor" within the meaning of Rule 501 of Regulation D. Appropriate restrictive legends will be affixed to the certificates representing the shares of the Series A Preferred Stock and the shares of common stock issuable upon conversion of the Series A Preferred Stock.

Item 8.01.    Other Events

On February 10, 2006, the Company issued a press release announcing that it filed definitive proxy materials with the Securities and Exchange Commission with respect to a special meeting of stockholders to be held on March 13, 2006.

The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Proposals that stockholders wish to be included in the proxy statement for the annual meeting to be held no later than May 1, 2006 in accordance with Rule 14a-8 under the Exchange Act must be received by the Office of the Corporate Secretary at the Company's principal offices at One North End Avenue, New York, New York 10282-1101 no later than March 31, 2006.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

Exhibit 10.1   Amendment No. 1 to Stock Purchase Agreement, dated as of February 10, 2006

Exhibit 99.1   Press Release, dated February 10, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYMEX Holdings, Inc.

Date: February 15, 2006	By:	/s/ Christopher K. Bowen
Christopher K. Bowen
General Counsel and Chief Administrative Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment No. 1 to Stock Purchase Agreement, dated as of February 10, 2006
EX-99.1	Press Release, dated February 10, 2006